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                                                                    Exhibit 2(e)

                          COMMERCIAL ALLIANCE AGREEMENT


         This Agreement, dated October 14, 1998 is between A.S.V., Inc., a Minnesota corporation with a principal place of business at 840 Lily Lane, Grand Rapids, Minnesota 55744 ("ASV") and Caterpillar Inc., a Delaware corporation with a principal place of business at 100 Northeast Adams, Peoria, Illinois 61629 ("Caterpillar").

         WHEREAS, ASV is engaged in the design, manufacture and sale of all-terrain rubber tracked vehicles;

         WHEREAS, Caterpillar is a manufacturer of earthmoving and construction equipment, which it distributes through its worldwide network of independent dealers;

         WHEREAS, pursuant to that certain Securities Purchase Agreement of even date herewith ("SPA") between the parties, Caterpillar has agreed to purchase an equity interest in ASV and ASV has granted Caterpillar a warrant to purchase a controlling interest in ASV;

         WHEREAS, ASV and Caterpillar also wish to form a commercial alliance that will, among other things, enhance sales of ASV's products by Caterpillar granting ASV access to Caterpillar's distribution system and to Caterpillar's components for incororation in ASV's products, ASV granting Caterpillar access to ASV's technology and components for incorporation in Caterpillar's products and establishing a framework for joint development of new agricultural equipment products;

         NOW, THEREFORE, the parties agree as follows:

                                     PART I
                           SPA AND MARKETING AGREEMENT

         1. This Agreement shall enter into effect conditioned upon and at the time of the closing of the SPA (as defined therein) (the "Closing"), except for Sections 11 through and including 23, which shall be effective as of the date hereof.

         2. At the Closing, ASV and Caterpillar shall enter into a Marketing Agreement in the form attached hereto as EXHIBIT A.

                                     PART II
                                OTHER AGREEMENTS

         3. As soon as practicable after the Closing, Caterpillar and ASV shall negotiate in good faith to reach and execute Service Agreements as follows:

                  3.1. Caterpillar will offer to ASV financial services, via Caterpillar's wholly-owned finance subsidiary, Caterpillar Financial Services Corporation. "Financial
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          services" shall include, without limitation, customer financing and dealer rental fleet financing.

               3.2 Caterpillar will offer to ASV logistics services, via Caterpillar's wholly-owned logistics subsidiary, Caterpillar Logistics Services, Inc. "Logistics services" shall include parts warehousing, inventory management and distribution services to support ASV's products on a worldwide basis.

               3.3 Caterpillar's defense and federal products group will offer its services in promoting sales of ASV's products to governmental bodies worldwide.

               3.4 If the services offered by Caterpillar are competitive, from a total-value point of view, with similar services offered by other service providers, ASV will utilize such services, working directly with the relevant Caterpillar subsidiary or division.

         4. As soon as practicable after the Closing, Caterpillar and ASV shall negotiate in good faith to reach and execute a Supply Agreement (Caterpillar to ASV) as follows:

               4.1 Caterpillar will offer to supply Caterpillar components to ASV for incorporation in ASV's products, including without limitation, diesel engines.

               4.2 Caterpillar will use its best reasonable efforts to ensure that the terms of Caterpillar's offers are competitive, from a total-value point of view, with the terms offered by other manufacturers of similar quality components.

               4.3 If the terms of Caterpillar's offer to supply are competitive, from a total-value point of view, with the terms offered by other component suppliers and the relevant Caterpillar components may be installed on ASV's products without undue expense, ASV will contract with Caterpillar to purchase its requirements for such components from Caterpillar.

               4.4 The term of the Supply Agreement shall be the shorter of (i) ten years from the Closing or (ii) the final expiration of the Warrant as defined in the SPA.

         5. As soon as practicable after the Closing, Caterpillar and ASV shall negotiate in good faith to reach and execute a Supply Agreement (ASV to Caterpillar) as follows:

               5.1 ASV will offer to supply ASV components, including without limitation, suspension systems, to Caterpillar for incorporation in Caterpillar's products that do not compete directly with ASV products.



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               5.2 If Caterpillar decides in its sole discretion to purchase ASV components, Caterpillar will contract with ASV to purchase some or all of its requirements for such components from ASV.

               5.3 The term of the Supply Agreement shall be the shorter of (i) ten years from the Closing of the SPA or (ii) the final expiration of the Warrant as defined in the SPA.

               5.4 To the extent it is or becomes economically impractical for ASV to supply such components, ASV will offer to license its related intellectual property rights (including patents and know-how) to Caterpillar to make, or have made, those components in accordance with the license agreement described in Section 6.

         6. As soon as practicable after the Closing, Caterpillar and ASV shall negotiate in good faith to reach and execute a Technology License Agreement (ASV to Caterpillar) as follows:

               6.1 Subject to ASV's right to supply components as described in
          Section 5, ASV will offer to license Caterpillar, on an exclusive (except as to ASV) and royalty bearing basis, to use ASV's proprietary patents and know-how relating to all-terrain rubber track vehicles in the design, manufacture, use and sale of Caterpillar's products that do not compete directly with ASV's products.

               6.2 The term of the Technology License Agreement shall be the shorter of (i) ten years from the Closing or (ii) the final expiration of the Warrant as defined in the SPA.

         7. As soon as practicable after the Closing, Caterpillar and ASV shall negotiate in good faith to reach and execute a Joint Venture Agreement on the following basic terms:

               7.1 ASV and Caterpillar shall establish a 50-50 joint venture company ("Newco") as a Delaware Limited Liability Company.

               7.2 The site of Newco operations shall be Grand Rapids, Minnesota.

               7.3 The purpose of Newco shall be to design and develop a line of agricultural tractors in the 30-125 hp range utilizing key aspects of the parties' respective technology and know-how.

               7.4 Both ASV and Caterpillar shall provide Newco with a technological base by licensing or assigning mutually agreed aspects of their respective proprietary information and know-how.

               7.5 Both ASV and Caterpillar shall second mutually agreed personnel to Newco.


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               7.6 Both ASV and Caterpillar shall sell parts and components to
          Newco at market-based prices.

               7.7 Products designed and developed by Newco shall be marketed and supported exclusively under the Caterpillar name through Caterpillar dealers.

         8. At the Closing, Caterpillar and ASV shall execute a Management Services Agreement in the form attached hereto as Exhibit B.

         9. All agreements referred to above in Part II shall be hereinafter referred to as "Other Agreements".

                                    PART III
                              TERM AND TERMINATION

         10. Unless earlier terminated by mutual agreement of the parties or pursuant to sub-sections 10.1 and 10.2 below, this Agreement shall remain in effect until the last of the Other Agreements has been executed.

                  10.1 If either party fails to perform this Agreement in any material respect (and does not remedy such failure to the complete satisfaction of the non-defaulting party, within sixty (60) days after written notice thereof has been sent to the other party) or becomes insolvent, bankrupt or consents to the appointment of a trustee or receiver, or if any trustee or receiver is appointed for the greater part of either party's properties without the consent of that party and such trustee or receiver is not discharged within sixty (60) days, or if any bankruptcy, reorganization, arrangement or liquidation proceedings are instituted by either party or if instituted against either party are consented to by it or permitted to remain undismissed for sixty (60) days, or if either party's shares, management, ownership or substantially all of either party's property is confiscated, nationalized, expropriated or otherwise taken by any government action, then, in such event, the other party may terminate this Agreement immediately upon written notice.

                  10.2 In the event of any Change in Control of ASV (as defined below), Caterpillar shall have the right to terminate this Agreement effective immediately.

         For purposes of this Section 10.2, "Change in Control" shall mean, except pursuant to the terms of the SPA and the Warrant or with the prior written consent of Caterpillar:

                           (a) The acquisition by any third party or group of
                  parties acting in concert of at least thirty percent (30%) of the outstanding shares of common stock of ASV; or


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                           (b) A change of the majority of the directors of ASV
                  occurring in a period of less than one year, excluding, to the extent no solicitation in opposition has theretofore been announced or commenced, changes in directors resulting from the election of directors at the next regularly scheduled annual meeting of ASV's shareholders; or

                           (c) The sale, exchange, transfer or other disposition
                  to a third party of all or substantially all of the assets of ASV.

                                     PART IV
                                   DEFINITIONS

         11. In this Agreement, the following terms shall be defined as follows:

                  11.1 "Affiliate" means any person (individual, corporation, partnership, limited liability company or other entity) that directly or indirectly controls, is under common control of or is controlled by either party to this Agreement. "Control" means the ownership, direct or indirect, of fifty percent (50%) or more of the voting shares or capital of such person.

                  11.2 "Confidential Information" means all trade secrets, confidential knowledge, and proprietary data of any kind or nature whatsoever relating to this Agreement, or the businesses of either party and its Affiliates. Confidential Information also shall include any information prepared or developed by a party in connection with this Agreement, which reflects, interprets, evaluates, includes or is derived from the Confidential Information of another party. Confidential Information shall include, but not be limited to, technical specifications, diagrams, discoveries, economic models, pro forma and other financial information, designs, business opportunities, cost and pricing data, records, customer lists, and engineering, manufacturing, and marketing know-how. Confidential Information does not include information which (i) was generally known or available to the public at the time of its disclosure hereunder, or which after such disclosure became generally known or available to the public, provided that such disclosure was made or occurred through no fault of the Receiving Party (defined below) or its Affiliates, or its or their officers, directors, or employees; (ii) was in the possession of the Receiving Party prior to its disclosure hereunder; (iii) was known by the Receiving Party at the time of its disclosure hereunder or was independently developed at any time by the Receiving Party without reference to the Disclosing Party's (defined below) Confidential Information; (iv) is required to be furnished pursuant to law or legal process; or (v) is rightfully obtained, subsequent to its disclosure hereunder, by the Receiving Party or its Affiliates from a third party who is lawfully in possession of such information and who is not under an obligation of confidentiality to the Disclosing Party.



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                  11.3 The party that discloses Confidential Information shall be referred to as the "Disclosing Party".

                  11.4 The party that receives Confidential Information shall be referred to as the "Receiving Party".

                                     PART V
                                  MISCELLANEOUS

         12. The parties shall maintain the secrecy of Confidential Information as follows:

                  12.1 In connection with performance of this Agreement, the parties may disclose to one another certain Confidential Information.

                  12.2 The Receiving Party shall hold the Disclosing Party's Confidential Information in strictest confidence and trust and shall use the Confidential Information only in connection with the purposes of this Agreement. The Receiving Party shall not disclose Confidential Information provided by the Disclosing Party and/or its Affiliates, or the fact that it has been made available to the Receiving Party, except that the Receiving Party may disclose Confidential Information and the fact that it has been provided to those employees, officers, directors, agents, consultants and representatives of the Receiving Party and its Affiliates who have a reasonable need to know such information in connection with the purposes of this Agreement. The Receiving Party shall be liable for any breach of the confidentiality obligation hereunder by any of its Affiliates, or by any of the respective employees, officers, directors, agents, consultants and contractors of the Receiving Party and/or its Affiliates.

                  12.3 If the Receiving Party is required by law or legal process to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing so that the Disclosing Party may seek an appropriate protective order or other remedy at the sole cost of the Disclosing Party. If no such protective order or other remedy is obtained, the Receiving Party shall furnish only that portion of such Confidential Information that is legally required and will exercise its reasonable efforts to obtain reliable assurances from all parties receiving the designated portions of such Confidential Information that confidential treatment will be accorded to such Confidential Information. Notwithstanding any such disclosure, any such Confidential Information so disclosed shall, for all other purposes, continue to be treated as Confidential Information under this Agreement.

                  12.4 Nothing contained herein shall be construed to obligate either party to disclose to the other any Confidential Information. The disclosure of Confidential Information pursuant to this Agreement, and any prior or future discussions, evaluations or other communications between the parties, shall not confer any right nor impose or

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         create any obligation on the parties other than those expressly agreed to in this Agreement.

                  12.5 All reports, notes, data, memoranda, records, or other tangible expressions of Confidential Information of the other party, including any electronically stored data, will be returned to the Disclosing Party promptly upon request of such Disclosing Party.

                  12.6 The confidentiality obligation shall survive expiration or termination of this Agreement for any reason for a period of five
         (5) years.

         13. It is understood and agreed by the parties that each may be irreparably injured by a breach of Sections 2, 8, 11 or 12 of this Agreement and that monetary damages may not be a sufficient remedy for any actual or threatened breach thereof. In addition to any remedies available at law, the non-breaching party may also be entitled to equitable relief, including injunction and specific performance.

         14. No failure or omission by either party in the performance of any of its obligations under this Agreement shall be deemed a breach of this Agreement, nor create any liability or give rise to any right to terminate this Agreement, if the same shall arise from or as a consequence of a fire, flood, severe weather or other act of God, war, insurrection, civil disturbance, or any other cause beyond the reasonable control of such party, whether similar to or different from the causes above enumerated, and any such cause shall absolve the affected party from responsibility for such failure to perform said obligation.

         15. Neither party shall make any announcement concerning the nature and details of this Agreement or any of the Other Agreements referred to herein without the express written consent of the other party.

         16. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Caterpillar may assign this Agreement to a wholly-owned subsidiary with the consent of ASV, which consent shall not be unreasonably withheld.

         17. The parties agree that this Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Illinois, without reference to its conflict of laws provisions.

         18. This Agreement, including the Exhibits attached hereto or referred to herein, constitutes the entire agreement between the parties and there are no prior understandings, agreements, representations or warranties between the parties relating hereto. No modification or amendment to this Agreement or any of its provisions shall be binding unless contained in a writing signed by both parties.


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         19. When written notice is required by this Agreement, it shall be sent by registered mail, by courier or by such other method as will permit the sender to verify delivery, to the addresses set forth below:

For Caterpillar:                       Caterpillar Inc.
                                       Attn:  Richard A. Benson, Vice President
                                       100 Northeast Adams Street
                                       Peoria, Illinois  61629-2495
                                       Telephone:  (309) 675-1000
                                       Facsimile:  (309) 675-4777

For ASV:                               A.S.V., Inc.
                                       Attn: Mr. Gary D. Lemke
                                       840 Lily Lane
                                       Grand Rapids, Minnesota  55744
                                       Telephone:  (218) 327-3434
                                       Facsimile:  (218) 326-5579

Written notice may also be sent by facsimile to the numbers listed above, but such notice shall not be effective unless the sender receives a return facsimile acknowledging receipt of the notice. Notice shall be deemed received when actually delivered to the recipient as demonstrated by postal records. Facsimile notice shall be deemed received upon receipt by the sender of an acknowledgement as described above. The addresses and transmittal numbers set forth above can be changed only by written notice, which complies with the requirements of this
Section 19.

         20. The relationship between Caterpillar and ASV shall be that of independent contractors, and nothing in this Agreement shall be construed to establish a fiduciary, partnership, agency, or joint venture relationship between the parties, or constitute Caterpillar, its agents and employees as the agents or employees of ASV or to grant them any power or authority to act for, bind or otherwise create or assume any obligation on behalf of ASV for any purpose whatsoever.

         21. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder hereof.

         22. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         23. The headings to the sections of this Agreement are solely for convenience of reference, and they shall not govern, limit or aid in the interpretation of any terms or provisions of this Agreement.


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         IN WITNESS WHEREOF, the authorized representative of each party has duly executed this Agreement as of the date and year set forth above.

Caterpillar Inc.:                      A.S.V., Inc.:


By:  /s/ Richard A. Benson             By:  /s/ Gary D. Lemke
    ------------------------------         -------------------------------
Richard A. Benson, Vice President      Gary D. Lemke, President


Exhibit A - Marketing Agreement
Exhibit B - Management Services Agreement


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